Exhibit 10.40

Skype Singapore Pte Ltd

89 Neil Road

Singapore 088849

11th  December 2009

David Gurle

9 Ardmore Park #17-01

Singapore

259955

Dear David,

Letter of Appointment

We, Skype Singapore (the “Company”), are pleased to offer you employment as the VP & GM – Skype4Business with the Company upon the following terms and conditions.

1.	Appointment

You shall be employed with effect from 07 January 2010.

2.	Probationary Period and Confirmation

2.1	You will be required to serve a probationary period of 3 months, during which your employment with the Company may be terminated by either party giving to the other 1 month written notice or paying salary in lieu thereof subject to the relevant provisions of Clause 14.2. The probationary period may be reduced or extended at the discretion of the Company.

3.	Salary

3.1	You will be paid an annual salary of S$460,000 or S$38,333.33 per month, payable monthly in arrears (or such other amounts as may from time to time be agreed in writing) over 12 months. Your basic salary shall be subject to an annual review in accordance with Company policy, at the sole discretion of the Company. There shall be no entitlement to payment in respect of overtime.

3.2	The payment of your salary shall be subject to such statutory deductions as may be required in accordance with applicable legislation in force from time to time.

Skype Singapore Pte Ltd

89 Neil Road

Singapore 088849

4.	Sign On Bonus

4.1	You will also receive an initial bonus of S$170,000 less statutory deductions payable in the first month of employment. This bonus will be non-refundable as long as you remain an employee of Skype for at least 1 year. Should you voluntarily leave the company within 12 months of your start date you will be required to reimburse the Company at a rate of one twelfth of S$170,000 (less relevant taxes) for each month less than one full year worked.

5.	Medical Certification

Upon acceptance of employment in accordance with the terms of this Agreement, all employees are required to undergo a thorough medical examination by a doctor approved by the Company, at the expense of the Company. Confirmation of your employment is subject to a satisfactory medical report (at the discretion of the Company).

6.	Hours of Work

Your working hours shall be such hours as the Company may from time to time deem appropriate and as may be necessary to achieve the purposes of the Company.

7.	Annual Leave

You shall be entitled to annual paid leave (in addition to the statutory holidays), to be taken at a time or times convenient to, and as may be approved by, the Company. If such paid leave is not taken within the relevant year of service, the Company may, at its absolute discretion, allow the paid leave not taken to be accumulated and carried forward to any subsequent year of service, or pay you additional salary for the number of days of paid leave not taken.

8.	Sick Leave

8.1	In the event of absence or lateness for whatever reason including illness, you shall immediately notify the Company by telephone, and a medical certificate from a doctor approved by the Company or from a government hospital or clinic, or medical specialists to whom you are referred by a doctor approved by the Company, certifying your physical condition, shall be delivered to the Company.

9.	You shall be entitled to paid sick leave during each year of service, and an additional paid sick leave during each year of service in the event hospitalisation is required, provided that such leave is certified by a doctor approved by the Company.

Skype Singapore Pte Ltd

89 Neil Road

Singapore 088849

10.	Compassionate Leave

10.1	Compassionate leave in any year of service may be granted by the Company, at its sole discretion, in the situation of death of the spouse, child or parent of an employee.

11.	Bonus Eligibility

You will be eligible to participate in the Skype Bonus Plan. Your participation and eligibility to receive a Bonus will be determined in accordance with the express terms of the Skype Bonus Plan, which may be amended from time to time. Your bonus target under the current Plan will be at a maximum 45% of your annual salary.

12.	Staff Review

A review of your performance and salary shall be carried out annually, in accordance with the policy of the Company from time to time.

13.	Expenses

The Company shall reimburse you in respect of such expenses as may be incurred by you while engaged in the business of the Company in accordance with the Company’s expenses reimbursement policy.

14.	Medical Benefits

Subject to the rules and procedures established by the Company from time to time, all employees shall be entitled to medical benefits in accordance with the Company benefits policy currently in effect.

15.	Conduct and Discipline

15.1	You shall perform such duties as may from time to time be assigned to you and shall comply with all reasonable directions made by the Company.

15.2	During your employment, you shall well and faithfully serve the Company and use your utmost endeavours to promote its interests, and devote the whole of your time, attention and abilities to its affairs during the hours in which you are required to perform your duties in accordance with Clause 5 above.

15.3	You shall not, during the continuation of your employment, engage in any other employment or activity, in the absence of prior written approval from the Company (which may be withheld by the Company at its sole discretion).

15.4	You shall not enter into any pecuniary obligation which would render you financially embarrassed.

Skype Singapore Pte Ltd

89 Neil Road

Singapore 088849

16.	Termination

16.1	Upon signing this offer letter, after and subject to Clause 14.2 below, this Agreement may be terminated by you or by the Company upon giving 6 month’s written notice or by paying 6 month’s salary in lieu of notice. The Company reserves the right to require you not to attend work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or the Company). However, the Company shall continue to pay your salary and contractual benefits whilst you remain employed by the Company.

16.2	The Company shall be entitled to terminate your employment immediately upon written notice (but without prejudice to the rights and remedies of the Company for any breach of this Agreement and to your continuing obligations under this Agreement) in any of the following cases:

(a)	if you are dishonest or engaged in serious or persistent misconduct or, without reasonable cause, neglect or refuse to attend to your duties or fail to perform any of your obligations hereunder, or fail to observe the Company’s disciplinary rules or any other regulations of the Company from time to time in force;

(b)	if you are incapacitated by illness or otherwise unable to perform your duties hereunder for a period totalling in aggregate 6 months in any period of 12 consecutive calendar months; or

(c)	if you become bankrupt or have a receiving order made against you or make any general composition with your creditors.

Upon ceasing to be employed by the Company hereunder, you shall deliver to the Company any drawings, notebooks, manuals, documents, computerization of technical data, customer lists, specifications, files, memoranda, or other records of any nature belonging to the Company or any reproduction thereof which may have been provided to you during the course of your employment with the Company, and you shall not undertake or cause any action or deed which might in any way affect the Company’s reputation or good standing, or those of its products or services.

Skype Singapore Pte Ltd

89 Neil Road

Singapore 088849

17.	Non-Competition

17.1	You shall not during and at any time for the period of 6 months after termination of your employment either on your own account or in conjunction with or on behalf of any other person, firm or company solicit or entice away or attempt to solicit or entice away from the Company the custom of any person, firm, company or organisation who shall at any time within six months prior to the date of termination of your employment (“Termination Date”) have been a customer or client or in the habit of dealing with the Company and with whom you have had significant contact in the course of your employment.

17.2	You shall not during and at any time for the period of six months after the Termination Date either on your own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested, directly or indirectly within countries where you have carried out substantive duties in the course of your employment whether as shareholder, director, employee, partner, agent or otherwise in carrying on any business carried on by the Company within one year prior to the Termination Date.

17.3	You shall not either for your own account or as representative or agent for any third party, persuade, induce, encourage or procure any employee employed by the Company to become employed by or interested directly or indirectly in any manner in any business which is in competition with the business carried on by the Company or terminate his employment with the Company.

17.4	You acknowledge that:

(a)	Each of the foregoing sub-clauses constitutes an entirely separate and independent restriction on you; and

(b)	The duration, extent and application of each of the restrictions is no greater than is necessary for the protection of the proprietary interests of the Company.

17.5	Notwithstanding the above, you shall be entitled to enter into employment with any other related corporation of the Company.

17.6	Each undertaking and agreement contained in this Clause 15 shall be read and construed independently of the other undertakings and agreements herein contained so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining undertakings and agreements shall be valid to the extent that they are held not to be so invalid.

Skype Singapore Pte Ltd

89 Neil Road

Singapore 088849

17.7	While the undertakings and agreements in this Clause 15 are considered by the Company and you to be reasonable in all circumstances, if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with reduced in scope, the said undertakings and agreements shall apply with such modifications as may be necessary to make them valid and effective.

18.	Confidentiality

You shall not during the continuance of your employment or anytime after its termination disclose, divulge, impart or reveal to any person or company any of the trade secrets or confidential operations, processes, dealings or any information concerning the organization, business, finance, transactions or affairs of the Company or any of its related, associated or affiliated companies which may come to your knowledge during your employment, and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or its business.

19.	Company Policies

During your employment with the Company, you shall observe and comply with all of the rules, regulations and policies of the Company. as may from time to time be made or given, including but not limited to the Code of Conduct and Insider Trading Policy attached hereto. The Company shall have the right to alter and amend the rules and policies of the Company as well as any of the terms of your employment, and such alteration or amendment shall become fully effective and a binding term of your employment upon notification to you.

18.	Entire Agreement

This Agreement supersedes any prior agreements, representations and promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. This Agreement constitutes the full, complete and exclusive agreement between you and the Company, its officers, employees and its affiliates with respect to the subject matters herein.

19.	No Breach

In signing below, you confirm that you are not bound by any prior contract, undertaking, commitment or other obligation which prevents you from being employed by the Company and being able to fully and completely perform the services contemplated by this Agreement, nor in fulfilling your duties hereunder will you be breaching any duty of confidentiality to any persons, including without limitation, your previous employers or principals.

Skype Singapore Pte Ltd

89 Neil Road

Singapore 088849

20.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Singapore. The parties shall submit to the non-exclusive jurisdiction of the Singapore courts.

Skype acknowledges that Mr. Gurle might be located at either London or San Francisco on a permanent basis and that he will not be offered any other position than these relocation destinations with a fallback location of Singapore. Skype also agrees that the decision regarding the location of his job will be decided no later than April 15th 2010. Should this not be possible for Skype Mr. Gurle understands and respects Skype’s position but he will be offered an exit package (to be agreed). Upon identification and agreement of a long term location then Skype will set Mr. Gurle’s base salary in line with internal and external benchmark data and adjust accordingly.

Please confirm your acceptance of the above terms and conditions by signing and returning to us the duplicate copy of this letter.

Yours faithfully
For and on behalf of
Skype Singapore

By:	/S/ JOSHUA SILVERMAN
Name:	Joshua Silverman
Title:	CEO - Skype

Acceptance

I, David Gurle, Passport/NRIC No.                     , hereby confirm acceptance of all of the above terms and conditions.

/s/ DAVID GURLE
Signature
Date: 12/12/2009